Exhibit 33.1

REPORT ON ASSESSMENT OF COMPLIANCE WITH SERVICING CRITERIA
FOR ASSET-BACKED ISSUERS

Kansas Gas Service, a division of ONE Gas, Inc. (the "Servicer"), as a party participating in the servicing function under Item 1122 of Regulation AB, hereby reports on its assessment of compliance with the servicing criteria specified in paragraph (d) of Item 1122 of Regulation AB, as follows:

1.The Servicer is responsible for assessing its compliance with the servicing criteria applicable to it. The servicing criteria specified in the following paragraphs of paragraph (d) of Item 1122 of Regulation AB are not applicable to the Servicer based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer and that are backed by the same asset type backing the 2022-A Senior Secured Securitized Utility Tariff Bonds: (1)(ii) (outsourcing), (1)(iii) (back-up servicing), (1)(iv) (fidelity bond), (2)(vi) (unissued checks), (3)(ii) (allocation and remittance), (4)(iii) (additions, removals or substitutions), (4)(v) (records regarding pool assets), (4)(ix) (adjustments to interest rates), (4)(x) (funds held in trust), (4)(xi) (payments on behalf of obligors), (4)(xii) (late payment penalties), (4)(xiii) (obligor disbursements), and (4)(xv) (external credit enhancement);

2.The Servicer used the criteria in paragraph (d) of Item 1122 of Regulation AB to assess compliance with the applicable servicing criteria;

3.The Servicer has determined that it is in compliance with the applicable servicing criteria as of December 31, 2022 and for the period November 18, 2022 (commencement of servicing activities) through December 31, 2022, which is the period covered by this report on Form 10-K; and

4.PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the Servicer's assessment of compliance with the applicable servicing criteria as of December 31, 2022 and for the period November 18, 2022 (commencement of servicing activities) through December 31, 2022, which is the period covered by this report on Form 10-K.

Date: March 31, 2023

/s/ Caron A. Lawhorn
Caron A. Lawhorn
Chief Financial Officer